Exhibit 10.25

EXECUTION VERSION

LOAN INDEMNIFICATION AGREEMENT

250 Livingston Street

This LOAN INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of August 3, 2015, by Clipper Realty Inc., a Maryland corporation (“Clipper REIT”) and Clipper Realty L.P., a Delaware limited partnership, (“Clipper OP” and, together with Clipper REIT, the “Clipper Parties” or the “Indemnitor”), in favor of the Guarantor (as defined below).

RECITALS:

WHEREAS, pursuant to that certain Investment Agreement by and between Clipper OP and Berkshire Equity LLC (“Berkshire”), dated as of August 3, 2015, Clipper OP shall make a contribution to Berkshire and will become the managing member and holder of Class A LLC Units of Berkshire (the “Clipper Investment”);

WHEREAS, 250 Livingston Owner LLC (the “Borrower”) is a wholly-owned subsidiary of Berkshire;

WHEREAS, the Borrower entered into that certain Loan Agreement, dated May 1, 2013, between Citigroup Global Markets Realty Corp. (the “Lender”) and the Borrower (the “Loan Agreement”), pursuant to which the Lender made a loan to the Borrower, as evidenced by that certain Consolidated, Amended and Restated Promissory Note, dated May 1, 2013, by the Borrower in the original principal amount of $37,500,000 (the “Loan”);

WHEREAS, in order to induce the Lender to make the Loan, David Bistricer, an individual (the “Guarantor”), entered into that certain Limited Recourse Guaranty, dated May 1, 2013, by the Guarantor in favor of the Lender, attached hereto as Exhibit A (the “Guaranty”); and

WHEREAS, the Lender has consented to the Clipper Investment and the Loan, Loan Agreement, and Guaranty will remain in place after the Clipper Investment; and

WHEREAS, in connection with the Clipper Investment, the Indemnitor has agreed to indemnify the Guarantor for its obligations under the Guaranty, and the Clipper Parties, Berkshire, and the Guarantor have agreed to use good faith efforts to replace the Guaranty after the Clipper Investment, all as more particularly described herein.

NOW, THEREFORE, in consideration of the foregoing, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Indemnitor agrees as follows:

1.          Indemnification and Reimbursement of the Guarantor.

(a)          The Indemnitor, jointly and severally, hereby indemnifies and agrees to hold the Guarantor harmless from and against any and all costs, losses, damages, claims and expenses (including but not limited to reasonable attorneys’ fees and other third-party expenses) (collectively, “Losses”) incurred by the Guarantor under the Guaranties from and after the date of this Agreement, including, without limitation, any of the foregoing incurred in connection with enforcing this Agreement.

(b)          In the event any sums are paid by the Guarantor under or on account of the Guaranty, the Guarantor shall be entitled to immediate reimbursement from the Indemnitor for such sum, and any amount so due the Guarantor, if not paid within five days after demand therefor, shall bear interest at an annual rate equal to the prime rate as published from time to time by The Wall Street Journal (or if the Wall Street Journal ceases to publish a prime rate, then the 14-day moving average closing trading price of 90 day Treasury bills), plus 2% per annum, such interest accruing daily and compounding monthly.

(c)          Notwithstanding the foregoing, the Guarantor shall not be entitled to indemnification or reimbursement under this Agreement for any Losses to the extent that such Losses are due to the gross negligence, fraud, intentional misrepresentation, willful misconduct, bad faith, misappropriation, or any criminal act of the Guarantor.

2.          In the event of a claim for indemnity or reimbursement hereunder, the Guarantor shall provide reasonable notice to the Indemnitor of the existence of any such claim, demand or other matters to which the indemnification obligations hereunder would apply, and the Guarantor agrees to give the Indemnitor a reasonable opportunity to participate in the defense of the same at the Indemnitor’s own cost and expense and with counsel of the Indemnitor’s own selection.

3.          Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action. In no event shall any provisions of this Agreement be deemed to be a waiver of or to be in lieu of any right or claim, including, without limitation, any right of contribution or other right of recovery, that any party to this Agreement might otherwise have against any other party to this Agreement.

4.          The Clipper Parties, Berkshire, and the Guarantor hereby agree to cooperate with each other and to use good faith efforts to replace the Guaranty with a guarantee by Clipper OP in substantially the same form as the Guaranty (a “Replacement Guaranty”); provided that the parties acknowledge that the Clipper Parties and the LLC Subsidiaries have requested that the Lender accept a Replacement Guaranty and the Lender indicated that, at the date of this Agreement, the Lender would not accept a Replacement Guaranty. If and when a Replacement Guaranty has been delivered to and accepted by the Lender, this Agreement will terminate automatically solely with respect to matters first arising from and after the date of the Replacement Guaranty.

5.          If any term of this Agreement or any application thereof shall be invalid, illegal or unenforceable, the remainder of this Agreement and any other application of such term shall not be affected thereby. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right.

6.          The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided to the parties hereto by law or by any other agreement to which the parties hereto are bound.

7.          Except as expressly set forth in Section 1(c) above, the reimbursement and indemnification obligations of the Indemnitor hereunder are absolute, irrevocable, and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations giving rise to the payment of the Losses or any agreement or instrument relating thereto, or any substitution, release or exchange of any other guarantee of or security for any obligation, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; it being the intent of the parties hereto that such obligations shall be absolute and unconditional under any and all circumstances. With respect to its obligations hereunder, except with respect to the notices required by this Agreement, the Indemnitor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any other party exhaust any right, power or remedy or proceed against any person.

8.          The obligations of the Indemnitor hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Indemnitor in respect of any obligation hereunder is rescinded or must be otherwise restored by the person receiving such payment, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

9.          This Agreement shall be binding upon each of the parties and each party’s respective executors, heirs, successors and assigns (including without limitation any entity or entities that are their respective corporate, partnership or other successors and assigns) and shall inure to the benefit of the Guarantor and its successors and assigns.

10.         Notices given hereunder shall be given by postage paid, registered or certified mail, return receipt requested, or by recognized national overnight courier service, to the address of the Indemnitor as set forth on Schedule 1, or to such other address as the Indemnitor may designate in a writing given in the manner provided in this paragraph.

11.         This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York without regard to its conflicts of laws principles.

12.         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes.

[Signatures On Following Pages]

IN WITNESS WHEREOF, the Indemnitor and the Guarantor have executed this Agreement on the date first written above.

INDEMNITOR:

CLIPPER REALTY INC.

By	/s/ David Bistricer
	Name:	David Bistricer
	Title:	Chief Executive Officer and President

CLIPPER REALTY L.P.
By:	Clipper Realty Inc., its General Partner
By:	/s/ David Bistricer
	Name:	David Bistricer
	Title:	Chief Executive Officer and President

GUARANTOR:

DAVID BISTRICER

/s/ David Bistricer

SCHEDULE 1

Notice Addresses

Indemnitor:	Guarantor:
Clipper Realty Inc.	David Bistricer
4611 12th Avenue	4611 12th Avenue
Brooklyn, NY 11219	Brooklyn, NY 11219
Attention: David Bistricer	Fax: (718) 438-1290
Fax: (718) 438-1290